EXHIBIT 6.5

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this "Agreement'') is entered into between Wund Healing Biopharmaceuticals, Inc., a Nevada corporation ("Company"), and the contractor named on the signature page ("Contractor") as of January 15, 2025 (the ''Effective Date"). Company wants to retain Contractor as an independent contractor to perform services for Company, and Contractor is willing to perform such services, under the terms described below. The parties agree as follows:

1.

Engagement of Services. Contractor will provide the services as a contracted Chief Financial Officer (the "Services"). Contractor shall report to the Chief Executive Officer and perform the duties and responsibilities associated with service as contracted Chief Financial Officer. Contractor will have exclusive control over the manner and means of performing the Services, including the choice of place and time. While on Company's premises, Contractor will comply with Company's then-current access rules and procedures, including those related to safety, security, and confidentiality.

2.

Compensation. As Contractor's sole compensation for the Services, Company will pay Contractor a base compensation of$180,000 annually and amortized monthly ("Base"). The Base shall accrue beginning on the Effective Date ("Accrued Base") and shall be due and payable upon the date the Parties to this Agreement have determined the Company has sufficient cash flow to pay the base and the Accrued Base. Additionally, the Contractor shall be eligible to receive performance-based bonus as determined and agreed by the Parties to this Agreement. Company shall pay reimbursement for health insurance up to $750 per month for Jon Paul once the company goes public. In addition, Contractor will be reimbursed all reasonable and necessary expenses incurred in the performance of Contractor's duties. Once there is sufficient cash flow as set forth above, Company will pay to Contractor all compensation and reimbursed expenses on or before the first day of each month.

3.

Equity Awards. The Contractor shall be eligible to participate in the Company's equity incentive plan (the "RSU Plan" (RSU)), subject to the terms of the RSU Plan and any applicable award agreements. As additional consideration for the Contractor entering into this Agreement, subject to the Contractor entering into a Subscription Agreement in favor of the Company, and subject to approval by the Board of Directors of the Company, the Contractor shall be awarded 50,000 restricted stock units that will vest at 2 years at 40%, 3 years at 30% and at 4 years at 30%, subject in each case to the terms of the RSU Plan, the award agreement entered into to evidence such award, and the Consultant's continued service to the Company on such vesting dates.

4.	Representations and Warranties. Contractor represents and warrants to Company that:

a	Contractor has the authority to enter into this agreement and to perform all obligations hereunder.

b.

Contractor warrants and represents that Contractor possesses or has applied for an employer identification number or social security number or has filed an income tax return for business or earnings from self-employment with the Internal Revenue Service in the previous year;

c.	Contractor warrants and represents that Contractor holds any necessary business registrations or local business licenses and maintains any necessary occupational license, insurance or bonding.

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d.

Contractor warrants and represents that Contractor has control and discretion over the means and manner of the performance of the work under this Agreement and the result of the work, rather than the means or manner by which the work is performed, is the primary element of this Agreement;

e.	Contractor warrants and represents Contractor has control over the time the work that is the subject of this Agreement is performed;

f.	Contractor warrants and represents that Contractor is free to perform work for any other business and in any other endeavor; and that Contractor it is not solely economically dependent upon Company.

g.	Contractor warrants and represents that Contractor has sole control of his/her/its opportunity for profit or loss and that opportunity is based upon the Contractor's independent skill and initiative.

h.	Contractor warrants and represents that Contractor understands that no performance of work for Company creates a joint venture or any other relationship aside from that of an independent contractor.

i.

Contractor warrants and represents that Contractor understands, subject to the confidentiality, non-disclosure and non-solicitation provisions of this Agreement, that Contractor is not required to work exclusively for Company;

j.

Contractor warrants and represents that Contractor is free to hire employees, subject to the approval of the content of the work by Company, to assist with the work. However, Contractor further warrants and represents that Contractor understands Contractor is solely responsible for the content of the work performed under this Agreement;

k.	Contractor warrants and represents that Contractor contributes a substantial investment of capital in Contractor's business;

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Contractor will perform the Services performed in a professional manner and in accordance with industry standards and all Work Product will comply with the requirements in the applicable Statements of Work;

m.

Contractor has the right to perform the Services and assign the ownership of Work Product to Company as set forth in this Agreement, including the right to assign the ownership of any Work Product created by Contractor·s employees or contractors;

n.

Contractor warrants that neither the Work Product nor any element thereof infringes or misappropriates, or will infringe upon or misappropriate, any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person

o.	Contractor has the right to grant to Company the license to Preexisting IP set forth in this Agreement; and

p.	Contractor will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes.

7.

Independent Contractor Relationship. Contractor is Company's independent contractor, and nothing in this Agreement should be construed to create a partnership, agency, joint venture, or employment relationship between Company and Contractor or any of Contractor's employees or agents. Contractor is not authorized to make any representation, contract, or commitment on Company's behalf. Neither Contractor nor Contractor's employees or agents will be entitled to any of the benefits that Company makes available to its employees, including paid vacation, sick leave, group health or life insurance, profit-sharing, or retirement benefits. Because Contractor is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers' compensation insurance on Contractor's behalf. Contractor is solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to the performance of the Services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing the Services. No part of Contractor's compensation will be subject to withholding by Company for the payment of any social security, federal, state, or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law. If Contractor is reclassified as an employee of Company, or any affiliate of Company, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal, state, or foreign agency as the result of any administrative or judicial proceeding, Contractor will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Company.

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8.

Confidentiality. Confidentiality: The Contractor shall not disclose or use any confidential information of the Company, except as required for his duties or as authorized by the Company. The Contractor shall sign and comply with the Company's standard Confidentiality Agreement. "Confidential information" means all confidential information of the Company and its trade secrets relating to the business affairs, customers, suppliers, technology, proprietary rights, patents, research, plans, research data, marketing techniques, manufacturing methods, procedures and techniques, industrial designs, inventions, improvements, discoveries and routines concerning the Company, its business and those of its affiliates and of its customers and their particular business requirements.

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No Conflict of Interest. During the term of this Agreement, Contractor will not take any action that would directly or indirectly promote any competitor or impair the Company's interests. The Contractor agrees that Contractor does not presently perform and will not perform during the term of Agreement, consulting or other services for companies whose businesses are or would be, in any material way, competitive with the Company, without the Board's prior approval.

9.	Termination.

a.	Term. The term of this Agreement will begin on the Effective Date and will continue until the termination in accordance with this Agreement.

b.

Termination. Either party may terminate this Agreement: (1) with or without cause upon 30 days' prior written notice (including via email) to the other party; or (2) immediately if the other party has materially breached this Agreement and failed to cure such breach within 30 days after the terminating party gives the non-tenninating party prior written notice of such breach and intent to terminate.

i.

Termination for Cause: The Company may terminate the Contractor_for "☐", defined as: (i) willful misconduct or gross negligence; (ii) fraud, embezzlement, or theft; (iii) material violation of Company policies or this Agreement; (iv) conviction of a felony or crime involving moral turpitude; (v) willful failure to perform duties after written notice and a reasonable opportunity to cure (if curable); or (vi) beach of any provision of this Agreement and failure to cure with 20 days prior notice.

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ii.

Termination by Contractor for Good Reason: The Contractor may resign for "Good Reason", defined as: (i) a material reduction in Base without consent; (ii) a material diminution in duties or authority; or (iii) relocation of the Consultant's primary workplace by more than 50 miles without consent, provided the Contractor gives written notice within 30 days of the event, the Company fails to cure within 30 days, and the Contractor resigns within 60 days of the notice.

iii.

If the Company terminates the Contractor without Cause or the Contractor resigns for Good Reason, the Company shall immediately pay the Contractor 1/&h of the current base compensation along with all unpaid bonus. At that time, there shall be full accelerated vesting of all unvested equity awards.

iv.

Change in Control. If the Contractor is terminated without Cause or resigns for Good Reason within 12 months following a Change in Control, the Company shall immediately pay the Contractor 114th of the current base compensation along with all unpaid bonus. At that time, there shall be full accelerated vesting of all unvested equity awards.

I.	For purposes of this Agreement, a "Change In Contror means the happening of any of the following after the date hereof:

a.

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization.

b.	The sale, transfer, or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

c.

A change in the composition of the Board of Directors of the Company (the "Boarcr) occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who are directors of the Company as of the Effective Date. "Incumbent Directors" shall also include directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors (including persons who later become Incumbent Directors hereunder) at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

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d.

Any transaction as a result of which any person or group is or becomes the "beneficial owner' (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power of the Company's then outstanding voting securities. For purposes of this paragraph, the term

•person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary of the Company; {ii) so long as a person does not thereafter increase such person's beneficial ownership of the total voting power represented by the Company's then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Company's then outstanding voting securities increases to thirty percent (30%} or more as a result of the acquisition of voting securities of the Company by the Company which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person's beneficial ownership of the total voting power represented by the Company's then outstanding voting securities, a person that acquires directly from the Company securities of the Company representing at least thirty percent {30%) of the total voting power represented by the Company's then outstanding voting securities.

e.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

c.

Effect of Termination. Upon any termination of this Agreement: (I) Contractor will, at Company's option, return or destroy all Confidential Information and any copies in Contractor's possession or control; and (2) Company will pay, within 30 days after the effective date of termination, all amounts owed to Contractor for Services completed prior to the effective date of termination.

d.	Survival. The following sections will survive termination of this Agreement: Compensation, Representations and Warranties, Independent Contractor Relationship, and Miscellaneous.

10.

Tax Matters. It is intended that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and other guidance thereunder or any state law of similar effect (collectively, "Section 409A") so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the "Severance Benefits") that constitute "deferred compensation" within the meaning of Section 409A and that are not exempt from Section 409A shall not commence in connection with the Consultant's termination of service unless and until the Contractorhas also incurred a "separation from service" (as such term is defined in Treasury Regulation Section l.409A-1(h) ("Separation From Service")).

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If the Company (or, if applicable, the successor entity thereto) determines that a Severance Benefit constitutes "deferred compensation" under Section 409A and the Contractoris, on the Consultant's Separation From Service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury regulations, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after the Consultant's Separation From Service or (ii) the date of the Consultant's death (such applicable date, the "Specified Initial Payment Date"). On the Specified Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall pay to the Contractor a lump sum amount equal to the Severance Benefit payment that the Contractor would otherwise have received through the Specified Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

11.

Indemnification. Company will indemnify and hold Contractor and its affiliates and their respective directors, officers, and employees harmless from any damages, costs, claims, expenses, or other liability (including reasonable attorneys' fees) arising from or relating to: (A) any negligent, reckless, or intentionally wrongful act of Company or Company's employees, contractors, or agents; (B) any breach by Company or Company's employees, contractors, or agents.

12.

Limitation of Liability. CONTRACTOR WILL NOT. BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.	Miscellaneous.

a.

Assignment. Contractor may not assign, subcontract, or otherwise delegate this Agreement or any of its obligations without Company's prior written consent, and any attempt to do so will be null and void. Company may assign this Agreement without consent to any successor to all or substantially all of Company's relevant assets, whether by merger, consolidation, reorganiz.ation, reincorporation, sale of assets or stock, change of control, or otherwise. This Agreement will be for the benefit of the parties' permitted successors and assigns.

b.

 Notices. Any notice under this Agreement must be in writing using one of the following methods, and will be deemed given as follows: (1) when delivered, if by personal delivery; (2) upon written verification of receipt, if by overnight courier; (3) within one business day of sending, ifby fax or email; or (4) upon verification of receipt, if by certified or registered mail, return receipt requested. Notice must be sent to the addresses set forth on the signature page or such other address as either party may specify in writing.

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c.

Governing Law. This Agreement will be governed by the laws of the State of Nevada, without regard to the conflicts oflaw provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the parties consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Clark County, Nevada.

d.

Arbitration. Any dispute arising out of or relating to this Independent Contractor Agreement shall be resolved by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and conducted in the State of Nevada before one arbitrator. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss prior to any arbitration hearing. The arbitrator shall issue a written, reasoned decision on all motions submitted and all issues raised therein, including ·the arbitrability of any issue. The arbitrator shall be selected :from the JAMS panel of arbitrators by mutual agreement of the parties. If the parties cannot agree upon an arbitrator within thirty(30) days after the commencement of an arbitration proceeding, then a neutral arbitrator shall be appointed by JAMS in accordance with its rules. The arbitrator shall apply Nevada substantive law and the Nevada Rules of Evidence. The parties agree that the arbitrator's award shall be final and binding and that a judgment may be entered upon it in any court having jurisdiction thereof. The parties hereby waive any rights they may have to trial by jucy in regard to claims subject to this Arbitration clause. The parties agree that the arbitrator shall have the power to award any remedies available under applicable law. The provisions of this Arbitration clause shall survive termination, amendment or expiration of this Independent Contractor Agreement.

e.

Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provisions will be modified, or if not possible, severed, to reflect the fullest valid, legal, and enforceable expression of the intent of the parties, and the remainder of this Agreement will not be affected.

f.	Waiver. No delay or failure to exercise any right under this Agreement will be deemed to be a waiver of such right or any other right.

g.

Electronic Delivery. Nothing in this Agreement is intended to imply a right to participate in any of Company's equity incentive plans, but if Contractor does participate in such plans, Company may, in its sole discretion, deliver any documents related to such participation by electronic means or request Contractor's consent to participate in such plans by electronic means. Contractor consents to receive such documents by electronic delivery and agrees, if applicable, to participate in such plans through an online or electronic system established and maintained by Company or a third party designated by Company.

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h.

Attorneys' Fees. In any court action between the parties arising out of or relating to this Agreement, the prevailing party will be entitled to reasonable costs and attorneys' fees, in addition to any other relief to which that party may be entitled.

i.

Protected Activity Not Prohibited. Nothing in this Agreement limits or prohibits Contractor from engaging in any Protected Activity. "Protected Activity" means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in, any investigation or proceeding that may be conducted by any federal, state, or local government agency or commission, including the Securities and Exchange Commission ("Government Agencies"). In connection with any Protected Activity, Contractor may disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Company. Contractor will take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications or attorney work product.

j.

Clawback: Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Contractor receives pursuant to a Company plan or other arrangement, shall be subject to a clawback (a) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule or any other applicable law; and/or (b) any policy adopted by the Company and applicable generally to Contractor and other officers of the Company, relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to Contractorby the Company or its subsidiaries or any of their respective affiliates, as applicable, as may be amended from time to time.

k.

Entire Agreement. This Agreement, together with any exhibits and Statements of Work, is the entire agreement between the parties relating to this subject matter and supersedes all prior or contemponmcol.18 oral or written agreements concerning such subject matter. This Agreement will govern all services undertaken by Contractor for Company. If there is any conflict between the terms of this Agreement and any Exhibit, the tenns of the Exhibit will control. This Agreement may only be amended by mutual agreement of the parties in writing. This Agreement may be executed in two or more counterparts, and each of which will be considered an original. Counterparts may be delivered via fax, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law).

1.

Interpretation. Any heading or section title in this Agreement is for convenience only, and does not define or explain any section. Any use of the term "including" should be construed as followed by "without limitation."

[Signature page follows.]

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The parties have agreed to this Agreement as of August'! 2025.

PROGRESSIVE SYSTEM SOLUTIONS, INC,	WUND HEALING BIOPHARMACEUTICALS, INC.

/s/ Jon Paul	/s/ John Laub
Name: Jon Paul	Name: John Laub
Title: CEO	Title: CEO

Mailing Address:	Mailing Address:

1271 Grove Ct. Lake Forest IL 60045	8683 W. Sahara Avenue, Suite 280, Las Vegas, NV 89117

Email: jon@growwithsuccess.com	Email:john.k.laub@gmail.com

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